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                                                                Exhibit 4.(a).35

              [FOR CONVENIENCE ONLY, NOT AN OFFICIAL TRANSLATION]

                                 [State Emblem]
                           Ministry of Communications



      General License for Partner Communications Ltd. for the Provision of
        Mobile Radio Telephone (MRT) Services using the Cellular Method



                                Amendment No. 20


By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: "Partner") we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:


Amendment of Annex J

     1. In Annex J of the License, after Article 7.3 (h), a new article (i) shall be added:

        (i) it shall permit the International Carrier to directly collect payment for their services, from a Subscriber who is allocated to that International Carrier and has chosen to receive from it charging and collecting services directly; the Licensee shall make available to the International Carrier any vital information that the International Carrier may need in Order to provide charging and collecting services to an allocated Subscriber;

        (j) shall provide it's services to an allocated Subscriber that has chosen to receive charging and collecting services directly from their International Carrier on equal conditions and equal rates.




(8 October, 2003)


                   (sgd)                                  (sgd)
               ________________                      _________________
               Uri Olenik, Adv.                       Haim Giron, Adv.
               Director-General              Senior Deputy Director-General,
           Ministry of Communications     Engineering and Licensing, Ministry of
                                                      Communications